UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 13, 2007	000-52495
Date of Report (Date of earliest event reported)	Commission File Number

PACIFIC COPPER CORP.
(Exact name of registrant as specified in its charter)

Delaware	98-0504006
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1226 White Oak Blvd., Suite 10A Oakville, Ontario L6H 2B9
(Address of Principal Executive Offices) (Zip Code)

905-845-1839

(Registrant’s telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement

Agreement with Kriyah Consultants LLC

Pacific Copper Corp. (the "Company") entered into an agreement (the “Agreement”) with Kriyah Consultants LLC ("Kriyah"), dated as of August 22, 2007, for the performance of certain administrative and management services.  The Agreement has an initial term of two years and is then automatically renewable.  Either party may terminate the Agreement upon 60 days prior written notice. Under the Agreement, Kriyah received an initial payment of $57,503.77 and will receive payments of $4000.00 each month thereafter.  Upon execution of the Agreement, the Company issued Kriyah 1,000,000 common share purchase warrants (the “Warrants”), where each Warrant is exercisable into one common share of the Company at the price of $0.60 until August 22, 2012. The Warrants will vest beginning on August 22, 2007 over a period of two years at the rate of 250,000 Warrants every 6 months. In order to facilitate the retaining of Kriyah, the Company guaranteed a lease agreement for Kriyah’s office lease in Tucson, Arizona. The Company’s maximum obligation under the lease guarantee, as of the date of this report, would be $394,593.92 in the event of a lease default with full acceleration of rent. Kriyah’s manager, Andrew Brodkey, is also President and CEO of the Company.

Item 8.01 Other Events

Amendment to Share Exchange Agreement with Sociedad Pacific Copper Chile Limitada

On April 19, 2007, the Company entered into a share exchange agreement (the “Chile Agreement”) with Harold Gardner on behalf of an entity to be formed in Chile (“Chile Co.”), as announced in a report on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) on April 25, 2007. As of August 13, 2007, the Chile Agreement was amended and restated to reflect the legal formation of Chile Co. pursuant to the laws of Chile as Sociedad Pacific Copper Chile Limitada, a Chilean limited liability partnership (“Pacific LTDA”) and to extend the closing date of the Chile Agreement. The parties now contemplate that the closing of the Chile Agreement shall occur no later than November of 2007.

Amendment to Share Exchange Agreement with Pacific Copper Peru SRL.

On April 19, 2007, the Company entered into a share exchange agreement (the “Peru Agreement”) with David Hackman on behalf of an entity to be formed in Peru (“Peru Co.”), as announced in a report on Form 8-K filed with the SEC on April 25, 2007. As of August 13, 2007, the Peru Agreement was amended and restated to reflect the legal formation of Peru Co. pursuant to the laws of Peru as Pacific Copper Peru SRL., a Peruvian limited liability partnership (“Peru SRL”) and to extend the closing date of the Peru Agreement. The parties now contemplate that the closing of the Peru Agreement shall occur no later than November of 2007.

Item 9.01  Exhibits

10.1 Consulting Agreement with Kriyah Consultants LLC, dated as of August 22, 2007

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 24, 2007	By: /s/ Stafford Kelley
Stafford Kelley
Secretary